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               DELTA AIR LINES, INC.                                                      EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                 (In Thousands)
- - -----------------------------------------------------------------------------------------------------
                                                                        Nine Months      Nine Months
                                                                            Ended            Ended
                                                                         March 31,         March 31,
                                                                            1994              1993
                                                                       ------------     -------------
Earnings (before cumulative effect of accounting changes):
         Income (loss)                                               $     (158,573)         (421,897)*

Add (deduct):
            Income tax provision                                           (110,088)         (237,280)
            Fixed charges                                                   520,174           457,109
            Interest capitalized                                            (26,462)          (50,630)
            Interest offset on
              Guaranteed Serial
              ESOP Notes                                                    (10,171)          (10,520)
                                                                       ------------     -------------

Earnings (loss) as adjusted                                          $      214,880          (263,218)
                                                                       ============     =============

Fixed charges:

            Interest expense                                         $      228,972           175,822
            1/3 of rentals                                                  281,031           270,767
            Additional interest on
              Guaranteed Serial
              ESOP Notes                                                     10,171            10,520
                                                                       ------------     -------------

Total fixed charges                                                  $      520,174           457,109
                                                                       ============     =============




Ratio of earnings to fixed charges                                               --                --

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Earnings for the nine months ended March 31, 1994 and 1993 were inadequate to cover fixed charges. Additional earnings of $305,294 for the nine months ended March 31, 1994 and of $720,327 for the nine months ended March 31, 1993 would have been necessary to bring the ratios to 1.0.

* Restated as described in Note 1.